April 12, 2013

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Bookedbyus, Inc. on Form S-1 of our audit report, dated November 25, 2012 relating to the accompanying balance sheets as at August 31, 2012 and 2011, and the related statements of operations, stockholders’ equity, and cash flows from inception (December 27, 2007) to August 31, 2012, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1 and this Prospectus.

De Joya Griffith,, LLC

/s/ De Joya Griffith, LLC

Henderson, NV

April 12, 2013